Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
99,848 Square Foot Shopping Center in Onley, Virginia

•	Acquisition marks Wheeler’s tenth property in Virginia

•	Grocery anchored by national tenant Food Lion

Virginia Beach, VA – July 13, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has acquired Chesapeake Square Shopping Center (“Chesapeake Square” or the “Property”). The Property was acquired from an affiliated entity of the Company and has an acquisition value of approximately $6.34 million, or $63.49 per leasable square foot. The Company used a combination of cash and operating partnership units to purchase Chesapeake Square.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “We are excited to acquire Chesapeake Square, as we are very familiar with the asset and the area. The Commonwealth of Virginia is home to us, our headquarters are here and we have nine other properties located throughout the state. Chesapeake Square is located in a growing community and with the expected opening of the nearby Riverside Shore Memorial Hospital in the fall of 2016 we anticipate traffic will increase at Chesapeake Square.”

“We acquired Chesapeake Square at a discount to replacement cost, using operating partnership units along with available capital from our recent financing. We will immediately integrate the asset into our property portfolio and in combination with the efforts of our leasing and property management teams, we are confident that Chesapeake Square will add value and generate solid returns for the Company. ”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Chesapeake Square located in Onley, Virginia.

Chesapeake Square Shopping Center – Onley, Virginia
Chesapeake Square was built in 1987 and is a 99,848 square grocery-anchored shopping center located in Onley, Virginia. The property is 83.4% leased and major tenants include Food Lion, Rite Aid, Sears, CATO and Subway.

Chesapeake Square is located on Lankford Highway which averages 21,000 vehicles per day. Lankford Highway also known as Route 13, is the major throughway that runs along the coast between Norfolk, Virginia and Dover, Delaware.

Location / Demographic Information
Chesapeake Square is located in Onley, Virginia, a town that is part of Accomack County which has a population of 33,164 people. Accomack and Northampton counties comprise the Eastern Shore of Virginia and are located along the coast of the Chesapeake Bay and Atlantic Ocean.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations, benefits from the acquisition of this property, terms of such acquisition, acquisition strategy and its target markets to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the expected increase in traffic at Chesapeake Square, potential increase in the value of its property portfolio and the anticipated profitability of the acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com